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                              Gannett Co., Inc.
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

                                     [LOGO]

                                            March 19, 1999

Dear Shareholder:

     On behalf of your Board of Directors and management, we cordially invite you to attend the Annual Meeting of Shareholders to be held on Tuesday, May 4, 1999, at 10:00 a.m., at the Company's headquarters, 1100 Wilson Boulevard, Arlington, Virginia.

     At this meeting you will be asked to vote for the election of three directors and for the election of PricewaterhouseCoopers as the Company's independent auditors for 1999. These matters are discussed in detail in the attached proxy statement.

     Your Board of Directors believes these proposals are in the best interests of the Company and its shareholders and recommends that you vote for them.

     There also is one shareholder proposal that we understand will be presented for consideration at the meeting. The shareholder proposal is discussed in the attached proxy statement. Your Board believes this proposal is not in the best interests of the Company and its shareholders and recommends that you vote against it.

     It is important that your shares be represented at the meeting whether or not you plan to attend. Please note that this year you may vote your shares by telephone or by using the enclosed proxy card. The toll-free telephone number and instructions are shown on the enclosed proxy card. Alternatively, you can vote by signing and dating the proxy card and returning it in the envelope provided.

     An admission ticket is required for attendance at the Annual Meeting. Please see page 1 of the proxy statement for instructions about obtaining tickets.

     Thank you for your continued support.

                                   Cordially,
/s/ John J. Curley                          /s/ Douglas H. McCorkindale
John J. Curley                              Douglas H. McCorkindale
Chairman and Chief Executive Officer        Vice Chairman and President

           1100 Wilson Boulevard, Arlington, VA 22234 (703) 284-6000

                                     [LOGO]

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 4, 1999
                            ------------------------

To Our Shareholders:

     The Annual Meeting of Shareholders of Gannett Co., Inc. will be held at the Company's headquarters, 1100 Wilson Boulevard, Arlington, Virginia, at 10:00 a.m. on May 4, 1999 for the following purposes:

          (1) to elect three directors;

          (2) to act upon a proposal to elect PricewaterhouseCoopers as the Company's independent auditors for the 1999 fiscal year;

          (3) to consider a shareholder proposal; and

          (4) to transact such other business, if any, as may properly come before the meeting.

     The Board of Directors has set the close of business on March 5, 1999 as the record date to determine the shareholders entitled to notice of and to vote at the meeting.

     YOUR VOTE IS IMPORTANT. PLEASE FOLLOW THE INSTRUCTIONS ON THE NEXT PAGE TO VOTE USING THE TOLL-FREE TELEPHONE NUMBER ON THE ENCLOSED PROXY CARD OR BY SIGNING AND DATING THE PROXY CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

                                            By Action of the Board of Directors

                                            /s/ Thomas L. Chapple
                                            Thomas L. Chapple
                                              Secretary

Arlington, Virginia
March 19, 1999

                                     [LOGO]

                                PROXY STATEMENT

                      1999 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Gannett for the Annual Meeting of Shareholders to be held on May 4, 1999.

     The Board set March 5, 1999 as the record date. Shareholders of record on that date may attend and vote at the Annual Meeting. On that date, there were 279,356,296 shares of Common Stock outstanding and entitled to vote. Each share is entitled to one vote.

     Admission to the meeting is by ticket only. We will provide each shareholder with one admission ticket. Either you or your proxy are allowed to use your ticket. If you are a shareholder of record and plan to attend the meeting, please check the appropriate box on your proxy card, and return it in the enclosed return envelope. If you vote by telephone, you can request a ticket when you vote. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend the meeting, you will need to send a written request for a ticket, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership, to: Secretary, Gannett Co., Inc., 1100 Wilson Boulevard, Arlington, VA 22234. Requests for admission tickets will be processed in the order in which they are received and must be received by no later than April 27, 1999. If you decide not to attend the meeting, please return your ticket to the Secretary, Gannett Co., Inc. at the above address.

     You may grant a proxy either by signing a proxy card or by telephone. Shares represented by proxies will be voted as directed by the shareholder on the proxy card or by telephone. Unless you direct otherwise, your shares will be voted for the Board's nominees for director and for the election of auditors, and against the shareholder proposal. If you deliver a proxy by mail or by telephone, you have the right to revoke it in writing (by another proxy bearing a later date), by phone (by another call at a later date), by attending the meeting and voting in person, or by notifying the Company before the meeting that you want to revoke it.

     If you participate in the Company's Dividend Reinvestment or 401(k) Plans, your Gannett stock in those plans can be voted on the proxy card accompanying this Proxy Statement or by telephone. If no instructions are given by you, shares held in the Dividend Reinvestment Plan will not be voted. All shares in the 401(k) Plan for which no instructions are received will be voted by the trustee of the 401(k) Plan in the same proportion as shares for which the trustee receives instructions.

     This Proxy Statement and the enclosed proxy card are being furnished to shareholders on or about March 19, 1999.

                       PROPOSAL 1--ELECTION OF DIRECTORS

YOUR BOARD

     The Board of Directors is composed of 11 directors, but following the retirements discussed below, its size will be reduced to 9 directors. The By-laws of the Company provide that each director must own at least one thousand shares of Gannett stock, and each director meets or exceeds this requirement. The Board is divided into three classes, as equal in number as possible. At each Annual Meeting of Shareholders, one class of directors is elected for a three-year term. The Board of Directors held 8 meetings during 1998, and all of the directors attended at least 75% of the total meetings of the Board and any committee on which they served.

     The Board of Directors conducts its business through meetings of the Board and its committees. The Management Continuity Committee, the Executive Compensation Committee, the Audit Committee and the Public Responsibility and Personnel Practices Committee are four of those committees.

     The Management Continuity Committee develops long-range management succession plans and recommends to the Board candidates for nomination as directors and for election as officers. In making recommendations for directors for the 2000 Annual Meeting, the Committee will consider any written suggestions of shareholders received by the Secretary of the Company by February 2, 2000. The Committee members are Meredith A. Brokaw, Chair, John J. Curley, and Drew Lewis. This Committee met 6 times during 1998.

     The Executive Compensation Committee makes recommendations concerning the compensation and benefits of elected officers and senior executives and administers the Company's executive incentive plans. The Committee members are Thomas A. Reynolds, Jr., Chair, Stuart T. K. Ho, and Karen Hastie Williams. None of the members of the Committee is an employee of the Company. This Committee met 6 times during 1998.

     The Audit Committee reviews the Company's auditing practices and procedures and recommends independent auditors to be elected by the shareholders. The Audit Committee members are Stuart T. K. Ho, Chair, Drew Lewis, Josephine P. Louis, Thomas A. Reynolds, Jr. and Karen Hastie Williams. None of the members of the Committee is an employee of the Company. This Committee met 3 times during 1998.

     The Public Responsibility and Personnel Practices Committee monitors the Company's performance in meeting its obligations of fairness in internal and external matters and under its equal employment opportunity programs. The Committee's members are Josephine P. Louis, Chair, Meredith A. Brokaw and Peter
B. Clark. None of the members of the Committee is an employee of the Company. This Committee met 2 times during 1998.

NOMINEES

     The Board intends to nominate the three persons named below for election this year. All three nominees are currently directors. If they are elected, their term will run until the Annual Meeting in 2002 or until their successors are elected. The Company's By-laws provide that a director must retire on or before the annual meeting following his or her 70th birthday or, in the case of directors who are also employees, his or her 65th birthday. Peter B. Clark and Thomas A. Reynolds, Jr. reached age 70 last year and will retire from the Board at this meeting. The Board elected Samuel J. Palmisano as a director for a term beginning in November, 1998. He joined the class of directors whose term expires at this Annual Meeting. The Board also elected H. Jesse Arnelle as a director on March 1 of this year. He joined the class of directors whose term will expire at next year's Annual Meeting.

     The Board believes that all the nominees will be available and able to serve as directors. If any nominee is unable to serve, the Board may do one of three things. The Board may recommend a substitute nominee, reduce the number of directors to eliminate the vacancy, or fill the vacancy later.

The shares represented by all valid proxies may be voted for the election of a substitute if one is nominated.

     The three nominees with the highest number of votes will be elected. If a shareholder, present in person or by proxy, withholds a vote from one or more directors, the shareholder's shares will not be counted in determining the votes for those directors. If a shareholder holds shares in a broker's account and has given specific voting instructions, the shares will be voted as the shareholder directed. If no instructions are given, under New York Stock Exchange rules the broker may decide how to vote on the Board nominees.

     The principal occupations and business experience of the management nominees and of the continuing directors are described below.

     THE FOLLOWING HAVE BEEN NOMINATED FOR ELECTION AT THE 1999 ANNUAL MEETING:

                               MEREDITH A. BROKAW

     Mrs. Brokaw, 58, is the founder of Penny Whistle Toys, Inc., in New York City, and is the author of children's books. She is a director of Conservation International, Washington, D.C. and Women's First Health Care. She has been a director of Gannett since 1983.

                                 JOHN J. CURLEY

     Mr. Curley, 60, is Chairman and Chief Executive Officer of Gannett. He was Chairman, President and Chief Executive Officer from 1989 to 1997, President and Chief Executive Officer of the Company from 1986 to 1989 and President and Chief Operating Officer from 1984 to 1986. He has served the Company in various other executive capacities since 1983 and has been a director since 1983.

                              SAMUEL J. PALMISANO

     Mr. Palmisano, 47, is Senior Vice President and Group Executive for IBM Global Services and serves on IBM's Corporate Executive Committee. He was Senior Vice President and Group Executive for IBM's Personal Computer Company from 1997 to 1998. He held various other senior executive positions since 1994 with responsibility for IBM's worldwide strategic outsourcing business. He has been a director of Gannett since 1998.

     THE FOLLOWING DIRECTORS ARE SERVING ON THE BOARD FOR A TERM THAT ENDS AT THE 2000 ANNUAL MEETING:

                                H. JESSE ARNELLE

     Mr. Arnelle, 65, is of counsel to Womble, Carlyle, Sandridge & Rice, Winston-Salem, North Carolina. He was senior partner at the law firm of Arnelle, Hastie, McGee, Willis & Greene from 1985 to 1995, and was of counsel to the firm from 1995 to 1997. He is the Immediate Past Chairman of the Board of Trustees of Pennsylvania State University and is a director of FPL Group, Inc., Textron Corporation, Eastman Chemical Co., Armstrong World Industries, Waste Management, Inc. and Union Pacific Resources Group, Inc. He has been a director since March, 1999.

                                   DREW LEWIS

     Mr. Lewis, 67, is the former Chairman and Chief Executive Officer of Union Pacific Corporation. He served as the United States Secretary of Transportation from 1981 to 1983. He is a director of Union Pacific Resources Group Inc., American Express Company, Gulfstream Aerospace Corporation, Lucent Technologies, Millenium Bank, Aegis Communications, and the FPL Group, Inc. He has been a director of Gannett since 1995.

                             KAREN HASTIE WILLIAMS

     Ms. Williams, 54, is a Partner at the law firm of Crowell & Moring, Washington, D.C. Ms. Williams is a director of Crestar Financial Services Corporation, Continential Airlines, Inc., Fannie Mae, and Washington Gas Light Company. She has been a director since 1997.

     THE FOLLOWING DIRECTORS ARE SERVING ON THE BOARD FOR A TERM THAT ENDS AT THE 2001 ANNUAL MEETING:

                                 STUART T.K. HO

     Mr. Ho, 63, is Chairman of the Board and President of Capital Investment of Hawaii, Inc. Mr. Ho is a director of Aloha Airgroup, Inc., Pacific Century Financial Corporation, and Capital Investment of Hawaii, Inc. He is also a Trustee of the College Retirement Equities Fund. He has been a director of the Company since 1984.

                               JOSEPHINE P. LOUIS

     Mrs. Louis, 68, is Chairman and Chief Executive Officer of Eximious Inc. and Eximious Ltd. She is a director of HDO Productions, Inc. and a trustee of the Chicago Horticultural Society and the Chicago Historical Society. She has been a director of Gannett since 1994.

                            DOUGLAS H. MCCORKINDALE

     Mr. McCorkindale, 59, is Vice Chairman and President of Gannett. He was Vice Chairman and Chief Financial and Administrative Officer from 1985 to 1997. He has served the Company in various other executive capacities since 1971. He is a director of Continental Airlines, Inc. and Frontier Corporation and a director or trustee of a number of investment companies in the family of Prudential Mutual Funds. He has been a director of Gannett since 1977.

SECURITIES OWNED BY GANNETT MANAGEMENT

     The following table shows the number of shares of Gannett common stock beneficially owned by all directors and by the five most highly compensated executive officers. The table is correct as of March 5, 1999:

      NAME OF OFFICER OR DIRECTOR                      TITLE                   SHARES OWNED
      ---------------------------                      -----                   ------------
John J. Curley.........................  Chairman and CEO                       1,661,493
Douglas H. McCorkindale................  Vice Chairman and President            1,323,080
Gary L. Watson.........................  President/Newspaper Division             242,234
Cecil L. Walker........................  President/Broadcasting Division          114,618
Thomas Curley..........................  Senior Vice
                                         President/Administration,
                                           and President and Publisher,
                                           USA TODAY                              163,158
H. Jesse Arnelle.......................  Director                                   1,000
Meredith A. Brokaw.....................  Director                                  11,438
Peter B. Clark.........................  Director                                   6,833
Stuart T.K. Ho.........................  Director                                  18,012
Drew Lewis.............................  Director                                  12,000
Josephine P. Louis.....................  Director                                 116,130
Samuel J. Palmisano....................  Director                                   1,000
Thomas A. Reynolds, Jr.................  Director                                  24,874
Karen H. Williams......................  Director                                   1,000

All directors and executive officers as
  a group (39) persons including those
  named above).........................                                         4,866,832

     Each person listed owns less than 1% of Gannett's outstanding shares. All directors and executive officers as a group beneficially owned 4,866,832 shares on March 5, 1999. This represents 1.7% of the outstanding shares. The following shares are included because they may be acquired under stock options by May 5, 1999: Mr. John J. Curley--1,220,000; Mr. McCorkindale--950,000; Mr.
Watson--188,970; Mr. Walker--72,145; Mr. Thomas Curley--116,810; all executive officers as a group--3,398,405. For all shares owned, each director or executive officer possesses sole voting power and sole investment power, except for Mr. Ho, who shares investment and voting power with respect to 2,000 shares held in trust.

     Some shares have not been listed above because the director or executive officer has disclaimed beneficial ownership. Ownership of the following shares is disclaimed because they are held in the names of family members or in trust:
Mr. Clark--600; Mr. McCorkindale--874; Mr. Watson--24; all directors and executive officers as a group--38,314.

     Also included among the shares listed above are the following shares which are held for individual deferred compensation accounts by The Northern Trust Company, as Trustee of the Gannett 1987 Deferred Compensation Plan: Mr. McCorkindale--10,202; Mr. Watson--14,070; Mr. Walker--13,942; Mr. Thomas Curley--11,005; Mrs. Brokaw--9,438; Mr. Clark--1,233; Mr. Ho--15,448; Mr.
Reynolds--10,874; all directors and executive officers as a group--186,005.

     The shares reported above do not include 1,242,254 shares owned on March 5, 1999 by the Gannett Retirement Plan Trust. The following officers of the Company serve on the Benefit Plans Committee, which has the power to direct the voting of those shares: John J. Curley, Douglas H. McCorkindale, Richard L. Clapp (Senior Vice President, Human Resources), Larry F. Miller (Executive Vice President and Chief Financial Officer), and Gracia C. Martore (Treasurer and Vice President/Investor Relations).

COMPENSATION OF DIRECTORS

     The Company pays its directors an annual fee and meeting fees. The annual fee is $45,000. Each director receives $1,500 for each Board meeting attended. Each committee chair also receives an annual fee of $5,000 and each committee member, including the chair, receives $1,000 for each committee meeting attended. Directors who are also employees of the Company receive no director fees. Directors may elect to defer their fees under the 1987 Deferred Compensation Plan, which provides for eight investment options, including mutual funds and a Gannett Common Stock fund.

     In 1987, the Company established a Retirement Plan for Directors in which non-employee members of the Board of Directors could participate. In 1996, the Board terminated this Plan as to any new directors. The annual benefit under the Plan is equal to a percentage of the director's highest annual compensation during the ten years of service preceding the director's retirement from the Board as follows: 10 years or more, 100%; nine years, 90%; eight years, 80%; seven years, 70%; six years, 60%; five years, 50%; and less than five years, 0%. The annual benefit will be paid each quarter for 10 years except for lump sum payments in the event of death.

                       COMPENSATION OF GANNETT MANAGEMENT

     The Executive Compensation Committee (the "Committee") of the Board of Directors is responsible for Gannett's compensation and stock ownership programs for executive officers. The Committee is composed entirely of independent outside directors. The following is the Committee's report on its compensation decisions in 1998:

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

COMPENSATION POLICY: PAY FOR PERFORMANCE

     The Executive Compensation Committee continues to place heavy emphasis on the principle of pay for performance.

     One important aspect of pay for performance is the Committee's continued emphasis on long-term stock compensation, which is consistent with the Committee's policy of tying the interests of the senior executives closely with those of the Company's shareholders and creating a greater incentive for key executives to manage the Company so as to increase shareholder value.

     Stock compensation includes long-term awards under the 1978 Long-Term Incentive Plan, payment of 25% of an executive's bonus in Gannett stock, and minimum stock ownership guidelines for all executive officers.

THE ELEMENTS OF COMPENSATION AT GANNETT

     The compensation program for executive officers is composed of three elements: salaries, annual bonuses under the Company's Executive Incentive Plan, and long-term stock awards under the 1978 Executive Long-Term Incentive Plan.

     These elements of compensation are designed to provide incentives to achieve both short-term and long-term objectives and to reward exceptional performance. Salaries and bonuses result in immediate pay for performance, while the value of stock awards depends upon long-term results. These elements of compensation are discussed in detail below.

     In 1992, the Committee adopted the following Compensation Policy, which continues to guide the Committee in making its compensation decisions:

                              Compensation Policy

     The Gannett Board of Directors' Executive Compensation Committee has in place a compensation program which it believes to be fair to employees and shareholders and externally competitive and reasonable.

     The program is designed to attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives and increase shareholder value. It consists of cash compensation, including salary and bonus, to reward short-term performance, and long-term stock awards, including stock incentive rights and stock options, to promote long-term results.

     The Executive Compensation Committee believes that management should benefit together with shareholders as the Company's stock increases in value.

     To encourage growth in shareholder value, stock options and, except for certain officers and key executives, stock incentive rights are granted to key management personnel who are in a position to make a substantial contribution to the long-term success of the Company. These stock awards mature and grow in value over time and for that reason represent compensation which is attributable to service over a period of years. This focuses attention on managing the Company from the perspective of an owner with an equity stake in the business.

     In making its compensation decisions, compensation comparisons are made with companies Gannett's size and with companies in news, information and communications. The Executive Compensation Committee reviews the Company's and its competitors' earnings to determine where Gannett falls with regard to the group. The comparison spans one to four years, the same length of time as stock incentive rights and stock options vest. How the Company's stock has performed over a similar period of time is also reviewed and taken into account in the overall compensation plan.

     A job grading system is used to make equitable grants. At the lower end of the management grades, more emphasis is placed on cash and stock incentive rights with the bonus target increasing through the grades. Options are given in larger amounts at higher grade levels because these performers can more directly influence long-term results.

COMPENSATION DECISIONS IN 1998

     In 1998, the Committee applied the Compensation Policy and continued to emphasize the important link between the compensation of its executive officers and the Company's performance relative to its business objectives and its competitors' performance. The Company's material business objectives are increasing shareholder value, performance against budget, product quality and employee development.

     In making its compensation decisions, the Committee considered the Company's performance in the following areas: earnings per share, operating income as a percentage of sales, return on assets, return on equity, operating cash flow, stock price, and market value. In addition, the Committee considered management's recommendations for individual compensation awards. The Committee also compared the Company's performance to that of its competitors and concluded that the Company's performance was superior. Companies with comparable revenues or profits in other industries also were surveyed to ensure that executive compensation was competitive in the overall marketplace. The Committee believes that the Company should compensate its executives better than its competitors in order to continue to attract and retain the most talented people. (References to "competitors" are to the peer group companies named on page 11.)

     While the Committee considered these individual and Company performance factors in making individual compensation decisions, the Committee applied its own subjective good judgment in making final determinations.

     In 1998, the Committee continued to emphasize key executives' ownership of Gannett common stock as a component of their compensation. The Committee continued to oversee the executive share ownership guidelines for the five highest-paid officers' ownership of Gannett common stock equal to three times their salary range midpoint and other key executives' ownership of Gannett common stock equal to their salary range midpoint. All of these officers and key executives exceed these stock ownership guidelines, with the exception of certain executives who became subject to these guidelines this year.

     The Committee took into account the deductibility of compensation expenditures under section 162(m) of the Internal Revenue Code. The Committee does not believe that rigid compliance with these tax law requirements is always consistent with sound executive compensation practices intended to improve shareholder value. $1,400,000 of Chairman and Chief Executive Officer John J. Curley's 1998 compensation and $334,375 of Vice Chairman and President Douglas
H. McCorkindale's 1998 compensation was non-deductible for income tax purposes under Section 162(m). The Committee anticipates that future compensation of certain key executives will include some amounts that likewise are not deductible.

BASE SALARIES: TO ATTRACT AND RETAIN MANAGEMENT TALENT

     Base salaries are designed to help attract and retain management talent. They are derived in part from salary range guidelines developed for each position in accordance with the Company's Compensation Policy.

     The salary ranges are periodically reviewed and compared to the salaries paid for comparable positions by the Company's competitors and with other companies of comparable size in the media industry. Companies with comparable revenues or profits in other industries are also surveyed to ensure that salary ranges are competitive in the overall marketplace.

     Other factors used to establish competitive salary ranges include internal job values, as determined by senior management, and the state of the economy in the Company's markets. The Company is both larger than its competitors and has outperformed them. Those factors and general compensation practices in the media industry have led the Company to place its management salaries above the median for the comparative companies.

     In establishing salaries for executive officers, the Committee considered the Company's performance, individual performance and experience, and the chief executive officer's recommendations. The most important factor, however, was the Committee members' judgments about the appropriate level of salary to motivate and reward individual executives. The salaries for the five highest paid officers of the Company, including the chief executive officer, are as follows:

                     NAME                              1997 SALARY         1998 SALARY
                     ----                              -----------         -----------
John J. Curley................................          $900,000            $900,000
Douglas H. McCorkindale.......................          $750,000            $800,000
Gary L. Watson................................          $500,000            $525,000
Cecil L. Walker...............................          $415,000            $440,000
Thomas Curley.................................          $375,000            $420,000

     Mr. Curley and Mr. McCorkindale have employment contracts, described more fully on pp. 14 and 15, which provide for minimum salary levels but which had no other impact on the Committee's deliberations.

EXECUTIVE INCENTIVE BONUS PLAN: TO MOTIVATE YEAR-TO-YEAR

     Annual bonuses paid under the Executive Incentive Bonus Plan focus performance, motivate executive officers and reward them for good performance. The goal of the Executive Incentive Bonus Plan is to reward higher performing operating units and individuals with a greater percentage of the total bonus fund available. Bonus amounts can be and are quite volatile. Bonuses are determined by an individual performance rating that is applied to a potential bonus range established as a percentage of salary.

     The bonuses for 1998 were determined on the basis of individual performance in the areas of profit, product and people and, depending on the executive's responsibilities, the performance of the executive's business unit and/or the Company's overall performance. First, division performance was evaluated, and the available bonus fund was allocated by division. Second, each operating unit's performance was assessed, followed by individual performance evaluations conducted by senior management. Individual bonus amounts then were determined. The Committee's review of the bonuses was subjective, based on its knowledge of the Company, its regular contact with the executives throughout the year and a review of performance. No relative ranking of these various factors was applied.

     In furtherance of the Committee's goal of increasing the stock ownership by key executives, 25% of the bonuses for 1998 were paid to them in the form of Gannett common stock. This continues a practice established in 1994. The pre-tax value of the bonuses awarded to the five highest paid officers of the Company are as follows:

                                     1997 BONUS               1998 BONUS
                                ---------------------   -----------------------
             NAME                 CASH     GCI SHARES      CASH      GCI SHARES
             ----               --------   ----------   ----------   ----------
John J. Curley................  $937,500     4,936      $1,125,000     5,763
Douglas H. McCorkindale.......  $881,250     4,640      $1,068,000     5,475
Gary L. Watson................  $300,000     1,579      $  356,250     1,825
Cecil L. Walker...............  $262,500     1,382      $  315,000     1,613
Thomas Curley.................  $251,250     1,323      $  300,000     1,536

LONG-TERM STOCK INCENTIVE PLAN: TO PROMOTE LONG-TERM GROWTH

     Long-term stock awards under the 1978 Executive Long-Term Incentive Plan are based on the performance of Gannett common stock and are designed to align the executives' interests with those of the Company's shareholders. They are granted to key executives who are in a position to make a substantial contribution to the long-term success of the Company, so as to promote the long-term objectives of the Company. These stock awards may grow in value over time and for that reason represent compensation which is attributed to service over a period of years.

     It is the Committee's view that executive officers should benefit together with shareholders as the Company's stock increases in value. Stock awards successfully focus executives' attention on managing the Company from the perspective of an owner with an equity stake in the business.

     In recent years, the Committee has used two kinds of long-term stock awards: non-qualified stock options and stock incentive rights ("SIRs"). A non-qualified stock option is the right to purchase shares of common stock of the Company within a fixed period of time (eight years for grants through 1995 and ten years thereafter) at the fair market value on the date of grant. A stock incentive right is the right to receive shares of common stock of the Company conditioned on continued employment throughout a specified period (typically four years). Stock incentive rights are not awarded to executive officers.

     The Committee decides whether to grant individual long-term stock awards and the amount of the awards. Long-term stock awards are based on the grade level of the executive, after an annual examination of the competitive marketplace. The Company evaluated the competitive marketplace by examining the Company's competitors and by using a Towers Perrin Media Survey. As is the case with annual bonuses, the Committee relies in large part on the recommendations of senior management as to the appropriate level of individual awards to lower level executives.

     Long-term awards are not automatically awarded to each executive each year. Awards are based on past and expected performance as subjectively evaluated by management in making recommendations and by the Committee in approving them. Executives who can more directly influence the overall performance of the Company are the principal recipients of long-term awards.

     The following chart shows the number of stock options awarded to the five highest paid officers of the Company, including the chief executive officer:

                                                           1997      1998
                          NAME                            OPTIONS   OPTIONS
                          ----                            -------   -------
John J. Curley..........................................  170,000   225,000
Douglas H. McCorkindale.................................  140,000   175,000
Gary L. Watson..........................................   55,600    82,500
Cecil L. Walker.........................................   33,700    49,500
Thomas Curley...........................................   28,200    38,500

CHIEF EXECUTIVE OFFICER COMPENSATION:

     As it does each year, the Committee thoroughly reviewed the compensation of John J. Curley, Chairman and Chief Executive Officer of the Company and its highest compensated officer. In determining Mr. Curley's compensation, the Committee reviewed the performance of the Company and its earnings per share, return on assets, return on equity, operating cash flow, operating income as a percent of sales, stock price, and market value. For the 1998 fiscal year, diluted earnings per share, excluding a net non-operating gain principally from the sale of several businesses, increased 14%, from $2.58 to $2.86. Operating income as a percent of sales increased from 27.8% to 28.2%. In addition, the Company's stock price, excluding dividends, increased 4%, from $61.81 to $64.50. The Company's peer group, consisting of the S&P Publishing/Newspaper Index and the S&P Publishing

Index, excluding dividends, increased 6% and the S&P 500 Index, excluding dividends, increased 27%. Cumulatively, over the last five years, excluding dividends, the Company's stock price increased 125%, the peer group increased 117% and the S&P 500 Index increased 164%. In 1998, the Company's total market value increased from $17.55 billion to $18.0 billion. Each of these factors was subjectively evaluated by the Committee members without giving particular weight to any one or more factors.

     The Committee concluded that 1998 was another year of record revenues and earnings for the Company, and Mr. Curley's bonus and salary for 1998 reflected these results.

     To assess the competitiveness of Mr. Curley's compensation, the Committee surveyed the compensation levels of chief executive officers of the Company's competitors and of companies with revenues or profits comparable to that of the Company. Mr. Curley's compensation was above the median for the chief executive officers surveyed. The Committee decided that the level of Mr. Curley's compensation is appropriate given the Company's size, its performance and the industries in which it operates. As a general matter, media industry companies, particularly broadcasting companies, tend to compensate executives at a higher level than industrial or commercial enterprises. In particular, the Committee noted that the Company's revenue is significantly larger than that of its competitors and its net income and earnings per share set new records.

     In recognition of Mr. Curley's superior performance and consistent with the Committee's goal of increasing the ownership of Gannett Common Stock by key officers as discussed above, the Committee awarded Mr. Curley 225,000 stock options in December 1998. It is the Committee's view that the award of these stock options is an effective way of continuing to tie Mr. Curley's financial interests to that of the Company's shareholders, since the value of these stock options is directly linked to increases in shareholder value. Unless the price of the Company's stock increases, his stock options will be valueless.

     In short, the Committee believes that the Company's performance, Mr. Curley's performance, and the competitive market warrant the compensation package approved for him.

                                            Executive Compensation Committee

                                            Thomas A. Reynolds, Jr., Chair
                                            Stuart T.K. Ho
                                            Karen Hastie Williams

                        COMPARISON OF SHAREHOLDER RETURN

     The following graph compares the performance of the Company's Common Stock during the period December 31, 1993 to December 31, 1998 with the S&P 500 Index and a "peer group" combining the companies on the S&P Publishing/Newspaper Index (Dow Jones & Co., Inc., Gannett Co., Inc., Knight-Ridder, Inc., The New York Times Company, Times Mirror Company, and Tribune Company) and on the S&P Publishing Index (The McGraw-Hill Companies, Inc. and Meredith Corporation).

     The S&P 500 Index includes 500 U.S. companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The S&P Publishing/Newspaper Index and the S&P Publishing Index also are weighted by market capitalization.

     The graph depicts the results of investing $100 in the Company's Common Stock, the S&P 500 Index, and the peer group at closing prices on December 31, 1993. It assumes that dividends were reinvested quarterly with respect to the Company's Common Stock, daily with respect to the S&P 500 Index and monthly with respect to the S&P Publishing/Newspaper Index and the S&P Publishing Index.

                                  [LINE GRAPH]

                                                    GANNETT CO., INC.             S&P 500 INDEX                PEER GROUP
                                                    -----------------             -------------                ----------
Dec93                                                    100.00                      100.00                      100.00
Dec94                                                     95.49                      101.32                       93.98
Dec95                                                    112.82                      139.40                      123.50
Dec96                                                    140.41                      171.40                      150.52
Dec97                                                    235.19                      228.59                      236.25
Dec98                                                    248.42                      293.91                      253.81

                           SUMMARY COMPENSATION TABLE

     The following table provides a summary of compensation paid to the CEO and the four other most highly compensated executive officers of the Company for services rendered to the Company over the past three fiscal years.

                                                                                                 LONG-
                                                                                                  TERM
                                                                                                COMPEN-
                                                                                                 SATION
                                                               ANNUAL COMPENSATION             AWARDS(3)
                                                      --------------------------------------   ----------
                                                                                     OTHER
                                                                                    ANNUAL     SECURITIES   ALL OTHER
                                                                                    COMPEN-    UNDERLYING    COMPEN-
                      NAME AND                               SALARY    BONUS(1)    SATION(2)    OPTIONS     SATION(4)
                 PRINCIPAL POSITION                   YEAR     ($)        ($)         ($)         (#)          ($)
                 ------------------                   ----   -------   ---------   ---------   ----------   ---------
John J. Curley......................................  1998   900,000   1,500,000      6,866     225,000      92,408
(Chairman and CEO)                                    1997   900,000   1,250,000      4,796     170,000      77,365
                                                      1996   800,000     950,000      4,207     280,000      75,203
Douglas H. McCorkindale.............................  1998   800,000   1,425,000     12,883     175,000      60,768
(Vice Chairman and President)                         1997   750,000   1,175,000     11,924     140,000      43,141
                                                      1996   650,000     875,000     15,402     230,000      43,666
Gary L. Watson......................................  1998   525,000     475,000      8,557      82,500      34,628
(President/Newspaper Division)                        1997   500,000     400,000      6,298      55,600      26,494
                                                      1996   480,000     335,000      4,827      80,180      26,989
Cecil L. Walker.....................................  1998   440,000     420,000      4,800      49,500      35,973
(President/Broadcasting Division)                     1997   415,000     350,000      4,200      33,700      23,339
                                                      1996   385,000     290,000      4,207      51,240      23,848
Thomas Curley(5)....................................  1998   420,000     400,000      5,455      38,500      23,886
  (Senior Vice President/Administration and
    President & Publisher USA TODAY)                  1997   375,000     335,000      4,977      28,200      15,171
                                                      1996   350,000     280,000      4,632      42,320      16,282

---------------

(1) Bonus awards may be in the form of cash, deferred cash or shares of Gannett Common Stock. Bonuses to executive officers were paid 25% in Gannett Common Stock and 75% in cash or deferred cash.

(2) This column includes amounts paid by the Company under the Medical Reimbursement Plan and amounts paid in cash to reimburse the five named officers for the tax impact of certain perquisites.

(3) Under the Company's 1978 Executive Long-Term Incentive Plan, stock awards in the form of stock options, alternate appreciation rights, performance bonus units, and option surrender rights may be granted to key management personnel who are in a position to make a substantial contribution to the long-term success of the Company.

(4) This column includes the annual premiums paid by the Company on life insurance policies which are individually owned by the five named officers, as follows: John J. Curley--$87,608; Mr. McCorkindale--$55,968; Mr. Watson--$29,828; Mr. Walker--$31,173; and Thomas Curley--$19,086. The column also includes a matching contribution of $4,800 in Gannett Common Stock received by each of the five named officers under its 401(k) plan.

(5) John J. Curley and Thomas Curley are brothers.

                               OPTION GRANT TABLE

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS
                                   ---------------------------------------------------
                                   NUMBER OF
                                   SECURITIES     % OF TOTAL
                                   UNDERLYING      OPTIONS       EXERCISE
                                    OPTIONS       GRANTED TO     OR BASE
                                    GRANTED       EMPLOYEES       PRICE     EXPIRATION       GRANT DATE
              NAME                    (#)       IN FISCAL YEAR    ($/SH)       DATE       PRESENT VALUE ($)
              ----                 ----------   --------------   --------   ----------    -----------------
John J. Curley...................   225,000         9.17%         $65.00    12/8/08          $3,897,000
Douglas H. McCorkindale..........   175,000         7.13%         $65.00    12/8/08          $3,031,000
Gary L. Watson...................    82,500         3.36%         $65.00    12/8/08          $1,428,900
Cecil L. Walker..................    49,500         2.02%         $65.00    12/8/08          $  857,340
Thomas Curley....................    38,500         1.57%         $65.00    12/8/08          $  666,820

     This table shows stock options awarded to the five named officers in 1998. Stock options vest in 25% increments each year after the date of grant. Accordingly, 25% of the stock options granted in the last fiscal year may be exercised on December 8, 1999, 50% on December 8, 2000, 75% on December 8, 2001, and 100% on December 8, 2002. For each stock option granted last year, an option surrender right ("OSR") was granted in tandem. In the event of a change in control of the Company, the holder of an OSR has the right to receive the difference between the exercise price of the accompanying stock option and the fair market value of the underlying stock at that time. Upon the exercise of an OSR or a stock option, the accompanying stock option or OSR is automatically cancelled.

     "Grant Date Present Value" has been calculated using the Black-Scholes model of option valuation. The assumptions used in calculating these values are: a dividend yield of 1.69%, expected volatility of 20.62%, a risk-free interest rate of 4.66% and a 7-year expected life. The calculated value of the options on the grant date was determined to be $17.32 per option.

     On December 27, 1998, 19,974,278 shares of Gannett common stock were available for grants under the 1978 Executive Long-Term Incentive Plan. At that time, there were 10,572,736 options outstanding with a weighted average exercise price of $43.59. The expiration dates range from December 30, 1999 to December 8, 2008.

                               STOCK OPTION TABLE

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                        OPTIONS AT FY-END                 AT FY-END
                         SHARES                                (#)                           ($)
                       ACQUIRED ON      VALUE      ---------------------------   ---------------------------
        NAME           EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           -----------   -----------   -----------   -------------   -----------   -------------
John J. Curley.......    70,000      $3,533,812     1,220,000       555,000      $47,632,500    $8,192,187
Douglas H.
  McCorkindale.......    60,000      $2,943,586       950,000       445,000      $36,875,625    $6,655,937
Gary L. Watson.......    42,000      $1,964,437       218,970       182,290      $ 7,922,044    $2,443,527
Cecil L. Walker......    15,650      $  574,312        81,145       111,095      $ 2,662,235    $1,512,320
Thomas Curley........    24,000      $1,059,813       116,810        89,810      $ 4,259,136    $1,250,461

EMPLOYMENT CONTRACTS, RETIREMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has a Transitional Compensation Plan (the "Plan") which provides certain payments to key executives of the Company and its subsidiaries who are terminated without cause within two years after a change in control. Participants who choose to leave their employment within 30 days after the first anniversary of the change in control also qualify for payments under the Plan. A participant entitled to compensation will receive (i) all payments and benefits earned through the date of termination; (ii) a severance payment of two to three years' salary and bonus compensation, depending on years of service; (iii) life insurance and medical benefits for the same period; (iv) extra retirement plan benefits as though employment had continued for such two-to-three-year period; and (v) an amount that, after taxes, will equal the amount of any excise tax imposed on the severance payment under Section 4999 of the Internal Revenue Code of 1986. All executive officers included in the Compensation Tables are covered by the Plan.

     If there is a change in control of the Company, as defined in the Transitional Compensation Plan, options become exercisable in full and stock incentive rights become payable. In addition, the 1978 Executive Long-Term Incentive Plan provides for option surrender rights to be granted in tandem with stock options. In the event of a change in control, option surrender rights permit the employee to receive a payment equal to the spread between the option exercise price and the highest price paid for Company shares in connection with the change in control. If option surrender rights are exercised, the related options and performance units are cancelled.

     The Company has a contract with John J. Curley that provides for his employment as Chairman, President and Chief Executive Officer, or in such other senior executive position as is mutually agreed upon, until the earlier of January 1, 2004 (his normal retirement date) or four years after notice of termination of his contract. During his employment, Mr. Curley will receive an annual salary of $800,000 or such greater amount as the Board of Directors determines and an annual bonus if the Board of Directors decides to pay him one. If Mr. Curley's employment is terminated by the Company without cause, he will be entitled to receive his salary for the balance of the term, subject to certain conditions. The contract also allows him to terminate his employment if there has been a change in control of the Company, as defined in the contract. If within two years after a change in control he terminates his employment or if his employment is terminated by the Company without cause, he will be entitled to: (i) continued payment of his salary and bonus; (ii) continued insurance and similar benefits; (iii) a supplemental retirement benefit to make up the difference between his actual payments under the Company's retirement plans and the payments that would have been made under the plans if he had remained an employee through the contract term; (iv) to the extent allowed under the 1978 Executive Long-Term Incentive Plan or other plans, he also will be entitled immediately to exercise in full, or receive the value of, all stock options under those plans; and (v) a

"gross-up" payment for taxes payable by Mr. Curley as a result of all these benefits. The post-employment benefits and payments described in this paragraph are in addition to Mr. Curley's benefits under the Gannett Retirement Plan and Gannett Supplemental Retirement Plan. The tax laws deny an income tax deduction to a company for payments that are contingent upon a change in control if those payments have a present value of more than three times the employee's average annual compensation for the last five years and are made under an agreement like the employment agreements described in this Proxy Statement. Further, if this rule disallows an income tax deduction for any portion of these change in control payments to Mr. Curley, the amount of the disallowance will increase the portion of his annual compensation that would be nondeductible under section 162(m) of the Internal Revenue Code.

     Senior company executives, including Mr. Curley, are participants in the Company's Transitional Compensation Plan described above. This plan provides benefits in the event of a change in control comparable to those under Mr. Curley's employment agreement. Mr. Curley's participation in that plan would continue after his employment contract ends as long as he continues as an employee of the Company.

     The Company has a contract with Mr. McCorkindale that provides for his employment as Vice Chairman and Chief Financial and Administrative Officer or in such other senior executive position as is mutually agreed upon, until the earlier of July 1, 2004 (his normal retirement date) or four years after notice of termination. In August 1997, the Board elected Mr. McCorkindale to the office of Vice Chairman and President of the Company. During his employment, Mr. McCorkindale will receive an annual salary of $650,000 or such greater amount as the Board of Directors shall determine and an annual bonus if the Board of Directors so determines. If Mr. McCorkindale's employment is terminated without cause, he will be entitled to receive his annual salary for the balance of the term, subject to certain conditions. His contract also provides for arrangements in the event of a change in control of the Company like those described above for Mr. Curley. Mr. McCorkindale also is a participant in the Transitional Compensation Plan.

PENSION PLANS

     The Company's executive officers participate in the Gannett Retirement Plan, a defined benefit pension plan which is qualified under Section 401 of the Internal Revenue Code, and the Gannett Supplemental Retirement Plan, an unfunded, nonqualified plan. The annual pension benefit under the plans, taken together, is largely determined by the number of years of employment multiplied by a percentage of the participant's final average earnings (during the executive officer's five highest consecutive years). The Internal Revenue Code places limitations on the amount of pension benefits that may be paid under qualified plans. Any benefits payable above those limitations will be paid under the Gannett Supplemental Retirement Plan.

     The table below may be used to calculate the approximate annual benefits payable at retirement at age 65 under these two retirement plans to the individuals named in the above Summary Compensation Table in specified compensation and years-of-service classifications (subject to a reduction equal to 50% of the Social Security Primary Insurance Amount payable).

        FINAL            15 YEARS      20 YEARS      25 YEARS      30 YEARS      35 YEARS
       AVERAGE          OF CREDITED   OF CREDITED   OF CREDITED   OF CREDITED   OF CREDITED
      EARNINGS            SERVICE       SERVICE       SERVICE       SERVICE       SERVICE
      --------          -----------   -----------   -----------   -----------   -----------
  500,000                 150,000       200,000        250,000       267,500       285,000
  600,000                 180,000       240,000        300,000       321,000       342,000
  700,000                 210,000       280,000        350,000       374,500       399,000
  800,000                 240,000       320,000        400,000       428,000       456,000
  900,000                 270,000       360,000        450,000       481,500       513,000
1,000,000                 300,000       400,000        500,000       535,000       570,000
1,500,000                 450,000       600,000        750,000       802,500       855,000
2,000,000                 600,000       800,000      1,000,000     1,070,000     1,140,000

     Final Average Earnings includes salaries and bonuses shown on page 12. The credited years of service as of the end of the last fiscal year for the five executive officers named in the Compensation Tables are as follows: John J. Curley--29, Mr. McCorkindale--27, Mr. Watson--29, Mr. Walker--26, and Thomas Curley--26.

                  PROPOSAL 2--ELECTION OF INDEPENDENT AUDITORS

     The Company's independent auditors are PricewaterhouseCoopers, independent accountants. At the Annual Meeting, the shareholders will vote on a proposal to elect independent auditors for the Company's fiscal year ending December 26, 1999. The Audit Committee of the Board has recommended that PricewaterhouseCoopers be re-elected as independent auditors for 1999. The Board unanimously recommends that shareholders vote FOR this proposal. Proxies solicited by the Board will be voted FOR PricewaterhouseCoopers unless otherwise indicated.

     Representatives of PricewaterhouseCoopers will be present at the Annual Meeting to make a statement, if they wish, and to respond to appropriate questions from shareholders.

                     SHAREHOLDER PROPOSAL AND OTHER MATTERS

     The Company has received the following shareholder proposal. The Board of Directors recommends a vote AGAINST the proposal, and your proxy will be so voted unless you specify otherwise.

     The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal at the meeting will constitute approval of the shareholder proposal. Proxies solicited by the Board of Directors will be voted AGAINST proposal 3 unless otherwise indicated. If a shareholder, present in person or by proxy, abstains from voting, the shareholder's shares will not be voted. An abstention from voting has the same legal effect as a vote "against" a proposal. If a shareholder holds shares in a broker's account and has given specific voting instructions, the shares will be voted in accordance with those instructions. If no voting instructions are given, the shareholder's shares will not be voted with respect to the proposal and will not be counted in determining the number of shares entitled to vote on the proposal.

                  PROPOSAL 3--PERFORMANCE-BASED STOCK OPTIONS

     The Communications Workers of America Pension Fund, 501 Third Street, N.W., Washington, DC 20001-2797, beneficial owner of 12,500 shares of Gannett Common Stock, has notified the Company that it intends to present the following proposal for consideration at the meeting.

     RESOLVED: That the shareholders of Gannett Co., Inc. urge the Board of Directors to adopt an executive compensation policy that all future stock option grants shall be performance-based. For the purposes of this resolution, performance-based stock options are defined as either (1) stock options with the exercise price indexed to an appropriate S&P 500 peer group index (such as the index used in the Company's annual proxy statement); or (2) premium-priced stock options, which set the exercise price of the option above the current market value of the stock.

  Statement by Shareholder in Support of the Resolution

     Compensation policies for senior executives should provide challenging performance objectives and serve to motivate executives to achieve long-term shareholder value. However, stock options grants without performance-based targets can often excessively compensate executives for stock increases due solely to a general market rise, rather than improved or superior Company performance. By tying stock option grants to performance goals -- such as specific stock price targets or exceeding peer group indexes -- senior executives of Gannett will be motivated to achieve superior performance, rather than merely meeting the market average (which is what Gannett stock has done over the five year period between 1992 and 1997).

     The need for compensation tied to performance is particularly important at Gannett because of the exorbitant stock option grants given to top executives. For example, the Board agreed to give Mr. Curley options in December 1997 for the purchase of 170,000 shares of Gannett stock. In the two prior years, Mr. Curley was awarded options for the purchase of more than one-half million shares of Gannett stock.

     When the Board granted 170,000 stock options in December 1997, Mr. Curley already had exercisable options to purchase more than one million shares that were valued at more than $32 million, and unexercisable options for the purchase of additional shares that were worth nearly $10 million.

     Stock options are supposed to align the interests of management with those of the stockholders. But when the options are numbered in the hundreds of thousands, as here, a relatively small increase in the price of the stock could permit Mr. Curley to reap millions or tens of millions of dollars, without providing material benefits to the stockholders.

     In response to shareholder concern about the lack of strong performance-based forms of executive compensation, companies are increasingly adopting stock option plans that require premium pricing or links to market indexes. According to Executive Compensation Reports, about 16% of the biggest U.S. businesses are granting options with attached performance targets, up substantially from 7% in 1993. Recently, leading companies such as Masco, DuPont, Monsanto, and Bank of America have adopted performance-based stock option plans. Prominent compensation firms, including Pearl Meyer, have also endorsed the concept.

     In sum, we believe shareholders of Gannett would be best served if future stock option grants are performanced-based, motivating senior executives to achieve superior shareholder returns.

     For the above reasons, we urge a vote FOR this resolution.

  Statement By The Board of Directors Against the Resolution

     Your Board of Directors believes that the Company's executive compensation program is appropriate and that the changes recommended in the union proposal are unnecessary.

     The Company's executive compensation program, which consists of salary, annual bonuses and long-term stock awards, including stock options, is administered by non-management directors, who have structured it to place heavy emphasis on the executive's performance. Note the detailed discussion beginning on page 5 of this proxy statement.

     In 1996, this same stock option plan was approved by more than three-fourths of the Company's shareholders voting at the meeting.

     As the union admits, 84% of major U.S. businesses do not use the form of stock options that the union urges on Gannett's shareholders. Market-priced stock options, such as those in use at Gannett, have long been recognized by an overwhelming majority of companies as providing the most appropriate form of long term stock compensation in the interests of shareholders. Substantially all of the Company's competitors grant market-priced stock options to their executives. Therefore, to best position the Company to retain current executives, and to attract new ones, we need to be able to offer market-priced options so we can be competitive with our competitors' compensation packages.

     The Company's financial performance speaks for itself. If an individual had invested $100 in the Company's stock ten years ago (the term of a current stock option), that investment would have been worth $460 in December, 1998 -- 22.8% more today than a similar investment in the peer group index shown on page 11.

     Thus, your Board believes that the changes outlined in this union proposal are unnecessary and recommends that shareholders vote against it.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

     As of the date of this Proxy Statement, the Board does not intend to present any matter for action at the Annual Meeting other than as set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

     To be eligible for inclusion in the proxy materials for the Company's 2000 Annual Meeting, shareholder proposals must be received at the Company's principal executive offices by November 19, 1999. A shareholder who wishes to present a proposal at the Company's 2000 Annual Meeting, but who does not request that the Company solicit proxies for the proposal, must submit the proposal to the Company's principal executive offices by February 2, 2000.

     The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally, by telephone or other means. The Company also will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record and will reimburse them for forwarding the materials. In addition, Georgeson & Company, Inc., New York, New York, has been retained to aid in the solicitation of proxies at a fee of $15,000, plus out of pocket expenses.

     Copies of the 1998 Annual Report have been mailed to shareholders. Additional copies may be obtained from the Secretary, Gannett Co., Inc., 1100 Wilson Boulevard, Arlington, Virginia 22234.

March 19, 1999

P                                 GANNETT CO., INC.

R               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

O                      ANNUAL MEETING OF SHAREHOLDERS-MAY 6, 1997

X

Y
          The undersigned hereby appoints John J. Curley and Douglas H. McCorkindale or either of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Shareholders of the Company, to be held on May 6, 1997 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the meeting.

          Nominees for Directors: Drew Lewis, Thomas A. Reynolds, Jr. and Dolores D. Wharton.

          PLEASE CAST YOUR VOTES ON THE REVERSE SIDE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. UNLESS MARKED OTHERWISE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF THE DIRECTORS' RECOMMENDATIONS.


                                                      ----------------
                                                        SEE REVERSE
                                                           SIDE
                                                      ----------------

                         (continued form reverse side)



THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

1. ELECTION OF DIRECTORS: VOTE FOR all nominees except those I have listed below:  [ ]

                         VOTE WITHHELD from all nominees:  [ ]


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2. PROPOSAL TO ELECT Price Waterhouse as the Company's Auditors.

                         FOR             AGAINST              ABSTAIN

                         [ ]              [ ]                    [ ]

THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the meeting.


                           I plan to attend the meeting, and I request:

                                   [ ] 1 ticket  or  [ ] 2 tickets


                           PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.


                           ---------------------------------------------------


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                           SIGNATURE(S)                      DATE